Exhibit 99.1

NEWS RELEASE

LITTELFUSE COMPLETES ACQUISITION OF SELECT PRODUCT PORTFOLIO FROM
 ON SEMICONDUCTOR

CHICAGO, August 29, 2016 – Littelfuse, Inc. (NASDAQ:LFUS) today announced it has completed its acquisition of a select product portfolio from ON Semiconductor Corporation. The product portfolio includes transient voltage suppression (TVS) diodes, switching thyristors and insulated gate bipolar transistors (IGBT) for automotive ignition applications. The product portfolio has annualized sales of approximately $55 million. The purchase price was $104 million.

“The acquisition aligns with our strategy to expand in power semiconductor applications, as well as increase our presence in the automotive electronics market,” said Ian Highley, senior vice president and general manager, semiconductor products and chief technology officer for Littelfuse.

About Littelfuse
Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

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CONTACT:

Investors:	News Media:
Meenal Sethna	David Kurt
Executive Vice President and CFO	Manager, Corporate Communications
+1 (773) 628-0616	+1 (773) 628-0726

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